Exhibit 99.1

American Capital, Ltd. Two Bethesda Metro Center, 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 fax Info@AmericanCapital.com

November 8, 2013

RE: AMERICAN CAPITAL SHARE REPURCHASE AND DIVIDEND PROGRAM

Dear American Capital Stockholders:

About a year ago, I wrote to you about the American Capital, Ltd. (Nasdaq: ACAS) Board of Directors’ decision to implement a share repurchase and dividend program. Since August 2011, we have purchased 83.8 million of our shares for a total cost of $924 million, at an average price per share of $11.02. This represents 24% of our shares outstanding at the start of the program. Purchases through September 30, 2013 added $1.69 to our $19.54 book value per share as of the end of the third quarter of 2013. The per share impact of the $1.69 increase in our book value per share is equivalent to $469 million of additional retained earnings. Since the $924 million purchase price represents only a portion of the $1.6 billion American Capital earned during this period, these purchases were funded from earnings and not capital.

Since we implemented the share repurchase and dividend program in August 2011, we have increased our book value per share by $6.38 or 48% as of September 30, 2013. In addition, since July 31, 2011, we have increased our stock price by 42%, an 18% annual return as of September 30, 2013. Over the same time period, this compares favorably to the 13% annual return of the S&P 500, the 11% annual return of the Dow Jones 30 Industrials and the 15% annual return of the S&P 500 Financial Sector.

We are writing this letter to provide the notice required by law that we may be repurchasing additional shares over the next six months. Our share repurchase and dividend program extends through the end of 2014, so we may provide additional notice of further purchases during that period.

Under our share repurchase and dividend program, American Capital will consider setting an amount to be utilized for stock repurchases or dividends, quarterly through 2014. Generally, the Board of Directors will authorize that this amount be utilized for stock repurchases if the price of American Capital’s common stock represents a discount to NAV, otherwise the amount is to be utilized for cash dividends if the price of American Capital’s common stock represents a premium to NAV. When American Capital purchases its stock at a discount to NAV, it increases the per share book value of the remaining shares.

Shares may be purchased in the open market, including block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. American Capital does not intend to repurchase any shares from directors, officers or other affiliates of American Capital.

The repurchase and dividend program may be suspended, terminated or modified at any time for any reason. The program does not obligate us to acquire any specific number of shares, and all repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases.

We appreciate your support and investment in American Capital and want you to know that we are working hard on your behalf to increase shareholder value.

Sincerely,

/s/ Malon Wilkus

Malon Wilkus
Chairman and Chief Executive Officer

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager.  American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products.  American Capital manages $20 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $117 billion of total assets under management (including levered assets).  Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC) with approximately $10 billion of net book value and American Capital Mortgage Investment Corp. (Nasdaq: MTGE) with approximately $1 billion of net book value. From its eight offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $750 million.  For further information, please refer to www.AmericanCapital.com.

All statements contained in this letter, other than statements of historical fact, are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including those regarding American Capital’s intention to repurchase shares of its common stock from time to time under the share repurchase and dividend program. These statements speak only as of the date of this letter and are based on American Capital’s current plans and expectations. There are a number of risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Such important risk factors are discussed in American Capital’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and any subsequent periodic or current reports filed by American Capital with the SEC. American Capital does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.